Exhibit 10.52

                              GROSS LEASE AGREEMENT

                               For Office Space at

                       EastPark One in The American Center

                                      With

                    AMERICAN FAMILY MUTUAL INSURANCE COMPANY,
                                    As Lessor

                                       And

                         INTEGRATED INFORMATION SYSTEMS
                                    As Lessee

                                                                February 6, 2003
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                                TABLE OF CONTENTS

DESCRIPTION                                                                 PAGE

Article I         Use                                                         3
ArticleI I        Certain Definitions                                         3
Article III       Base Rent                                                   4
Article IV        Additional Rent                                             4
Article V         Lessor's Books and Records                                  4
Article VI        Security Deposit                                            4
Article VII       Overdue Amount - Rent Independent                           5
Article VIII      ADA/Handicap Access                                         5
Article IX        EastPark One Completion                                     5
Article X         Lessee's Leasehold Improvements                             5
Article XI        Possession of Premises & Liquidation Damages                6
Article XII       Services                                                    6
Article XIII      Other                                                       8
Article XIV       Insurance                                                   8
Article XV        Certain Rights Reserved by Lessor                          10
Article XVI       Alterations and Improvements                               11
Article XVII      Waste and Repairs                                          12
Article XVIII     Lessor's Right of Entry                                    13
Article XIX       Maintenance by Lessor                                      13
Article XX        Environmental Issues                                       13
Article XXI       Assignment or Subletting                                   15
Article XXII      Damage by Fire or Other Casualty                           16
Article XXIII     Eminent Domain                                             17
Article XXIV      Surrender of Premises                                      18
Article XXV       Default of Lessee                                          19
Article XXVI      Subordination                                              23
Article XXVII     Miscellaneous                                              24
Article XXVIII    Lessor's Personal Property Taxes                           29
Article XXIX      Storage Space                                              30
Article XXX       Lessee Identification                                      30
Article XXXI      Parking Rights of Lessee                                   30
Article XXXII     Attorney Fees                                              30

Exhibit A         Floor Plan (See Exhibit "C")
Exhibit B         Plat of Survey (Intentionally Deleted)
Exhibit C         Leasehold Improvements
Exhibit D         Maintenance Schedule
Exhibit E         Rules and Regulations
Exhibit F         Termination Fee Calculation


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                                  OFFICE LEASE

     THIS INDENTURE of lease, dated this 6th day of February, 2003, by and between American Family Mutual Insurance Company, a Wisconsin insurance corporation authorized to do business in the State of Wisconsin, owner of an office building known as EastPark One, located at 4600 American Parkway, Madison, Wisconsin, 53718, hereinafter referred to as "Lessor", and Integrated Information Systems, hereinafter referred to as "Lessee".

                                   WITNESSETH:

     That Lessor, in consideration of the rents and covenants hereinafter set forth, does hereby lease and let unto Lessee, and Lessee does hereby hire and take from Lessor, that certain space shown and designated on the floor plans attached hereto and made a part hereof as Exhibit "A", located on the second floor of the office building known and described as EastPark One, located at 4600 American Parkway, Madison 53718. The aforesaid space leased and let unto Lessee is hereinafter referred to as the "Premises". Said Premises consists of 7,082 square feet of net rentable office area known as suite 200 in a building which contains approximately 62,536 square feet of net rentable area. The land (including all easement areas appurtenant thereto, if any) upon which the building or buildings of which the Premises are a part, is hereinafter referred to as the "Property". The Property and improvements including the Premises located therein and thereon and the appurtenant parking facilities, if any, are hereinafter called "EastPark One".

     TO HAVE AND TO HOLD THE SAME PREMISES, for a term of five ( 5 ) years beginning April 5, 2003 (Commencement Date) and ending on March 31, 2008 unless sooner terminated, in the manner provided hereinafter.

ARTICLE I. USE: Lessee may use the Premises for any lawful purpose including, but not by way of limitation, administrative and other office purposes provided that Lessee's use shall not violate applicable laws, regulations or ordinances nor existing protective covenants and provided that such use does not materially adversely affect Lessor or other tenants. Lessor warrants that Lessee's permitted uses herein do not violate any private restrictive covenants binding upon Lessor or the Property and that no private protective covenants will be imposed upon the Property as would restrict Lessee's use of the Premises as set forth in this Lease. Lessor represents and warrants to Lessee that the Property is zoned 0-4 according to the zoning ordinance of the City of Madison, Wisconsin.

ARTICLE II. CERTAIN DEFINITIONS: "Substantial Completion" shall mean that the applicable space including leasehold improvements to be constructed by Lessor as more particularly described on Exhibit "C" attached hereto and made a part hereof, has been constructed and is finished to the condition that Lessee can use same to substantially the same extent and usefulness as Lessee could if such work were fully completed. Applicable space


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shall not be deemed "Substantially Complete" unless a certificate of occupancy
(full, temporary or permanent) has been issued by applicable governmental authority in respect to such space, but no such certificate shall be required if failure to secure same arises out of matters which are the responsibility of Lessee.

ARTICLE III.  BASE RENT:

     A. In consideration of the leasing aforesaid, Lessee agrees to pay to Lessor, by mailing to Lessor's Agent: Oakbrook Corporation, 2 Science Court, Post Office Box 45530, Madison, Wisconsin 53744, or at such other place as Lessor from time to time may designate in writing, annual rental, sometimes hereinafter referred to as the "Initial Base Rent" payable monthly, in advance, in equal installments of one-twelfth (1/12) of said annual sums, commencing and due on the first day of the term and on the first day of each and every month thereafter during the term of this lease. This is a gross lease (full service lease) with Landlord paying all operating expenses and real estate taxes subject to limits established in Article IV.

     B.   Base rental schedule:

                           For annual periods beginning on Commencement Date:

                                  Square Foot        Annual
                           Year   Base Rental Rate   Rental Amount
                           ----   ----------------   -------------
                             1         $17.50          $123,935
                             2         $17.85          $126,414
                             3         $18.21          $128,963
                             4         $18.57          $131,513
                             5         $18.94          $134,133

ARTICLE IV. ADDITIONAL RENT: If, at the beginning of the second lease year, and each year thereafter, Lessor's Real Estate Tax for the Property, for the next twelve (12) months will increase by more than two (2) percent over the prior twelve (12) months (Base Year), Lessee shall pay their pro-rata share of the increase in Real Estate Tax over the Base Year as Additional Rent. Lessor shall invoice Lessee for 1/12 of this amount monthly which shall be due and payable along with Base Rent. Lessee's prorata share shall be computed as Lessee's rentable area of 7,082 square feet to total rentable area of 62,536 square feet, or in this case 11.32% for the first lease year. Lessor shall recompute Lessee's prorata share at the beginning of each lease year based on Lessee's rentable area then in effect and total rentable area of the Property.

ARTICLE V.  LESSOR'S BOOKS AND RECORDS:  Intentionally Deleted.

ARTICLE VI. SECURITY DEPOSIT: In lieu of a security deposit, Lessee has submitted and Lessor has accepted Lessee's financial statement prior to lease execution.


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ARTICLE VII. OVERDUE AMOUNTS - RENT INDEPENDENT: Any installment of Base Rent,
Additional Rent, or other charges to be paid by Lessee accruing under the provisions of this Lease, which shall not be paid when due, shall bear interest at the rate of eight percent (8%) per annum from the date when the same is due until the same shall be paid if Lessor so elects, but if such rate exceeds the maximum interest rate permitted by law, such rate shall be reduced to the highest rate allowed by law under the circumstances. Lessee's covenants to pay the Base Rent are independent of any other covenant, condition, provision or agreement herein contained.

ARTICLE VIII. ADA/HANDICAP ACCESS: Lessor shall be responsible for complying with the Title III of the Americans with Disabilities Act (ADA) with respect to the Common Areas of the Building. Notwithstanding the foregoing, Lessor shall have the right to contest any alleged violation in good faith, including, without limitation, the right to apply for and obtain a waiver or deferment of compliance, the right to assert any and all defenses allowed by law and the right to appeal any decisions, judgments or rulings to the fullest extent permitted by law. Lessor, after the exhaustion of any and all rights to appeal or contest, will make all repairs, additions, alterations or improvements necessary to comply with the terms of any final order or judgment, provided that Lessor elects not to contest any alleged violation, will promptly make all repairs, additions, alterations or improvements necessary to comply with the notice of violation. After construction of the leasehold improvements in accordance with the provisions of Article X, Lessee shall be responsible for all ADA modifications within the Premises at Lessee's sole cost and expense. In the event Lessee fails to meet its obligations with respect to ADA modifications to the Premises, Lessor shall have the right to make the modifications necessary to comply with the ADA and to recover the full cost of such modifications along with interest at the rate of eight percent (8%) by increasing future Additional Rent Payments.

ARTICLE IX.  EASTPARK ONE COMPLETION:  Intentionally Deleted.

ARTICLE X. LESSEE'S LEASEHOLD IMPROVEMENTS: Lessor and Lessee agree that Lessor shall construct for Lessee's use certain leasehold improvements in and to the Premises in accordance with the provisions of this Article X. The leasehold improvements shall be substantially completed on or before Commencement Date subject to extensions for any additional time resulting from delays by Lessee approved by Lessor. For every day of delay not caused by Lessee, Lessee shall be entitled to two days of abated Base Rental.

     Lessor shall construct improvements shown on Exhibit "C" under a turnkey arrangement for the Premises within a construction budget of $123,759 based on plans and outline specifications approved by Lessee as shown on Exhibit "C". In the event that the leasehold improvements requested by Lessee are in excess of the construction budget due to changes requested by the Lessee after execution of this agreement, Lessor shall inform Lessee of the additional costs to Lessee setting forth, in reasonable detail, the items occasioning any excess costs over and above the construction budget and Lessee shall pay the amount thereof to Lessor upon substantial completion of the improvements.


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     Lessor shall not be required to install any Leasehold Improvements unless the timing, price and all other matters in relation to such improvements have been agreed upon in writing between Lessor and Lessee. Lessee shall authorize an individual to make all agreements as to the type, quality, timing and price of all leasehold improvements in the Premises; provided, however, such authorization may be changed by Lessee upon written notice to Lessor.

     Leasehold Improvements shall be substantially complete within sixty (60) days of Lease execution and Lessee approval of floor plans, whichever is later.

     Lessee shall have access to the Premises to install Lessee's telephone and data cables, at Lessee's sole cost and expense, no sooner than fifteen (15) days prior to substantial completion and upon notification to Lessor's general contractor for trade scheduling purposes.

     Lessor shall reimburse Lessee's facility planner, Interior Logic, not to exceed $4,000.00 for services rendered for Lessee within twenty-one (21) days of Lessor's receipt of invoice, following Lease execution.

ARTICLE XI. POSSESSION OF PREMISES AND LIQUIDATED DAMAGES: If Lessor shall be unable to give possession of the Premises to Lessee on the dates set forth in
Article X hereof because the leasehold improvements have not been substantially completed in a timely manner, Lessor shall not be subject to any claims, damages or liabilities for failure to give possession except as described in Article X; provided, however, that in the event Lessor is unable to give possession to Lessee by April 30, 2003, Lessee shall have the option to terminate this Lease. Any delay in giving possession shall not serve to extend the termination date of this Lease.

ARTICLE XII. SERVICES: Subject to Articles IV and XII hereof, Lessor shall provide the following services on all days excepting Saturdays, Sundays, holidays, and as otherwise stated:

     A. Nightly janitorial services Monday through Friday in and about the Premises and the common areas of the building. The janitorial service furnished to the Premises shall include normal cleaning and upkeep services, normal removal of trash and rubbish, vacuuming and spot cleaning of carpeting, maintenance of towels, tissue and other restroom supplies and such other work as is customarily performed in connection with such nightly janitorial services in an office complex similar in construction, general location, use and occupancy to EastPark One, all in accordance with Lessor's schedule, a copy of which is attached hereto as Exhibit "D".

     B. Electricity for lighting or any other purpose required in any common areas and parking facilities of EastPark One. In the event Lessee desires to install machinery, equipment or other devices requiring electrical energy in excess of that which can reasonably be provided by the electrical service to the Premises, Lessee shall not make such installation without first receiving Lessor's prior written consent, which shall not unreasonably be withheld; and provided


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          further that Lessee shall pay all costs of installation of facilities necessary to furnish such excess capacity and shall pay for such increased electrical usage pursuant to Article XII hereof.

     C. Heat and air-conditioning, when reasonably necessary, Monday through Friday from 6:30 o'clock A.M. to 8:00 o'clock P.M., and on Saturdays which are not holidays, from 7:00 o'clock A.M. to 3:00 o'clock P.M. The foregoing notwithstanding, Lessor will provide on a 24 hour per day, seven days per week basis, the circulation of thermal water and the operation of any heat exchangers and the cooling tower all to the extent sufficient to allow for the proper functioning of air conditioning equipment in the Premises. In the event Lessee desires additional heating or air conditioning services over and above what is Lessor's obligation herein (extra hours), Lessee will provide Lessor reasonable advance notice that such additional services will be required and Lessor will use all reasonable effort to provide such additional services in minimum segments of one (1) hour. Lessor shall charge, and Lessee shall pay, a charge for such additional service equal to the cost to Lessor of the additional services provided, together with an invoice supporting the calculation of such additional services.

     D. Hot and cold water from the regular building outlets for lavatory and restrooms and for drinking purposes.

     E. Passenger elevator service in common with other Lessees to be provided by operator-less automatic elevators. Lessor shall have the right to restrict the use of elevators for freight purposes to the freight elevator and to hours to be determined by Lessor. Lessor shall have the right to limit the number of elevators to be in operation on Saturdays, Sundays and holidays.

     F. Maintenance in good order, condition and repair of the parking facilities and all driveways leading thereto and keeping the same free from debris, litter, and any unreasonable accumulation of ice and snow and when Lessor is so required to remove snow and ice Lessor shall do so promptly. Lessor shall keep and maintain the landscaped area and parking facilities in a neat and orderly condition. Lessor reserves the right to designate areas of the appurtenant parking facilities where Lessee, its agents, employees and invitees shall park and may subject to Article XXXI hereof exclude Lessee, its agents, employees and invitees from parking in other areas as designated by Lessor, provided, however, Lessor shall not be liable to Lessee for the failure of any Lessee, its invitees, employees, agents, and customers to abide by Lessor's designations or restrictions.

     No temporary interruption in, or temporary stoppage of, any of the aforesaid services caused by repairs, renewals, improvements, alterations, strikes, lockouts, labor controversy, accidents, inability to obtain fuel or supplies, or other causes not caused by the neglect of the Lessor shall be deemed an eviction or disturbance of Lessee's use and possession, or render


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Lessor liable for damages, by abatement of rent or otherwise or relieve Lessee from any obligation herein set forth. In no event shall Lessor be required to provide any heat, air conditioning, electricity or other service in excess of those set out in laws, ordinances or regulations of governmental authority. Subject to the above, Lessor shall use reasonable effort to correct any such interruption or stoppage of any of the aforesaid services.

     Anything in this Article XII to the contrary notwithstanding, in the event Lessor is unable to provide any of the services required to be provided by Lessor pursuant to said Article XII, and in the event such inability renders the whole or any material portion of the Premises untenantable or unsuitable for the purposes intended hereunder for a period of three (3) consecutive days after receipt by Lessor of notice of untenantability or unsuitability from Lessee, rent for the portion of the Premises rendered untenantable or unsuitable for the purposes intended hereunder shall abate pro rata until the services are restored to such a condition that the portion of the Premises affected is again rendered tenantable or suitable; provided, however, that there shall be no such abatement of rent if the Lessor's inability to provide such services is caused by misuse or neglect of Lessee or Lessee's agents, employees or invitees or is caused by shortages of fuel or other energy supplies to be provided by public or private utilities or suppliers or by general unavailability of fuel, utilities or energy in the Madison area.

ARTICLE XIII.  OTHER:  Intentionally Deleted.

ARTICLE XIV. INSURANCE: Lessor shall keep EastPark One insured for the benefit of Lessor in an amount equivalent to the full replacement value thereof (excluding foundation, grading and excavation costs) against:

     (a)  loss or damage by fire; and

     (b) such other risk or risks of a similar or dissimilar nature as are now, or may in the future be, customarily covered with respect to buildings and improvements similar in construction, general location, use, occupancy and design to EastPark One, including, but without limiting the generality of the foregoing, windstorms, hail, explosion, vandalism, malicious mischief, civil commotion, and such other coverage as may be deemed necessary by Lessor, providing such additional coverage is obtainable and providing such additional coverage is such as is customarily carried with respect to buildings and improvements similar in construction, general location, use, occupancy and design to EastPark One.

     These insurance provisions shall in no way limit or modify any of the obligations of Lessee under any provision of this Lease Agreement. Lessor agrees that such policy or policies of insurance shall contain a waiver of subrogation clause as to Lessee and Lessor (to the fullest extent allowed by law) waives, releases and discharges Lessee from all claims or demands whatsoever which Lessor may have or acquire arising out of damage to or destruction of EastPark One (or Lessor's personal property located therein or thereon) whether such claim or demand may arise because of the negligence or fault of Lessee, its agents,


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employees, customers or business invitees, or otherwise, and Lessor agrees to look to the insurance coverage only in the event of such loss.

     Lessee shall keep all of its machinery, equipment, furniture, fixtures, personal property and business interests which may be located in, upon, or about the Premises insured for the benefit of Lessee in an amount equivalent to the full replacement value or insurable value thereof against:

     (a)  loss or damage by fire; and

     (b) such other risk or risks or a similar or dissimilar nature as are now, or may in the future be, customarily covered with respect to a Lessee's machinery, equipment, furniture, fixtures, personal property and business located in a building similar in construction, general location, use, occupancy and design to EastPark One, including, but without limiting the generality of the foregoing, windstorms, hail, explosions, vandalism, theft, malicious mischief; civil commotion, and such other coverage as Lessee may deem appropriate or necessary.

     Lessee agrees that such policy or policies of insurance shall contain a waiver of subrogation clause as to Lessor and Lessee (to the fullest extent allowed by law) waives, releases and discharges Lessor from all claims or demands whatsoever which Lessee may have or acquire arising out of damage to or destruction of the machinery, equipment, furniture, fixtures, personal property, and business of Lessee whether such claim or demand may arise because of the negligence or fault of Lessor, its agents, employees, subcontractors or otherwise, and Lessee agrees to look to the insurance coverage only in the event of such loss.

     Lessor shall maintain, for its benefit and the benefit of its managing agent, general public liability insurance against claims for personal injury, death or property damage occurring upon, in or about EastPark One, such insurance to afford protection to Lessor and its managing agent.

     Lessee shall, at Lessee's sole cost and expense maintain general public liability insurance against claims for personal injury, death or property damage occurring upon, in or about the Premises, such insurance to afford protection to the limit of not less than One Million and 00/100 Dollars ($1,000,000.00) in respect to the injury or death to a single person, and to the limit of not less than Three Million and 00/100 Dollars ($3,000,000.00) in respect to any one accident, and to the limit of not less than Five Hundred Thousand and 00/100 Dollars ($500,000.00) in respect to any property damage. Such policies of insurance shall be written in companies reasonably satisfactory to Lessor, naming Lessor and its managing agent as additional insureds thereunder, and such policies, or a memorandum or certificate of such insurance, shall be delivered to Lessor. At such time as insurance limits required of Lessees in office buildings in the area in which EastPark One is located are generally increased to greater amounts, Lessor shall have the right to require such greater


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limits as may then be customary. Lessee agrees to include in such policy the contractual liability coverage insuring Lessee's indemnification obligations provided for herein.

     Subject to the waiver of subrogation and waiver or release of claims contained in this Article and except to the extent caused by the willful misconduct of the Lessor, Lessee agrees to indemnify, defend, and save Lessor and its managing agent harmless against and from any and all claims by or on behalf of any person or persons, firm or firms, corporation or corporations, arising from any breach or default on the part of Lessee in the performance of any covenant or agreement on the part of Lessee to be performed, pursuant to the terms of this Lease Agreement, or arising from any wrongful act or negligence occurring or claimed to have occurred on the part of Lessee or its agents, contractors, servants, employees or licensees, occurring during the term of this Lease Agreement or any renewal thereof, in or about the Premises and EastPark One, and from and against all costs, reasonable counsel fees, expenses and liabilities incurred as a result of any such claim or action or proceeding brought thereon; and in case any action or proceeding be brought against Lessor or its managing agent by reason of any such claim, Lessee, upon notice from Lessor, covenants to resist or defend such action or proceeding by counsel reasonably satisfactory to Lessor.

     All property in EastPark One or on the Premises belonging to or under the care, custody, and control of Lessee, its agents, employees, invitees or otherwise located at the Premises, shall be at the risk of Lessee only, and Lessor shall not he liable for damage thereto or theft, misappropriation or loss thereof and Lessee agrees to defend and hold Lessor, its agents, employees and servants harmless and indemnify them against claims and liability for loss of or damage to such property. Anything in this Article XIV to the contrary notwithstanding, Lessor shall be responsible for loss or damage sustained by Lessee for the gross negligence of Lessor and for willful acts of theft by Lessor or its employees while acting in the course of their employment, and for acts of theft by others for whose acts Lessor may be responsible but only to the extent of insurance proceeds recovered by Lessor because of such claims in respect to such loss or damage; provided, however, in no event shall Lessor be liable for more than $25,000 per occurrence.

ARTICLE XV. CERTAIN RIGHTS RESERVED BY LESSOR: Lessor reserves the following rights exercisable without notice and without liability to Lessee and without effecting an eviction, constructive or actual, or disturbance of Lessee's use or possession, or giving rise to any claim for setoff or abatement of rent:

     A. To reasonably control, install, affix and maintain any and all signs on the Property, or on the exterior of EastPark One and in the corridors, entrances and other common areas thereof. Landlord agrees, at its cost and expense, that it will erect and maintain at least one free standing sign visible from the adjacent private driveway indicating that Lessee is an occupant of the EastPark One Building.

     B. To reasonably designate, limit, restrict and control any services (by third parties) which Lessor is not obligated to provide in or to EastPark One, including but not limited to the designation of sources from which Lessee may


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          obtain sign painting and lettering. Any restriction, designation, limitation or control imposed by reason of this subparagraph shall be imposed uniformly on Lessee and other Lessees occupying space in EastPark One, provided, however, that such restriction and control shall not prevent or unreasonably interfere with services delivering packages, parcels, mail, freight or similar items or the delivery of the product of services performed elsewhere for use by Lessee in the Premises pursuant to the terms hereof and further provided that the quality of such services designated by Landlord shall meet or exceed the quality of competitive providers and that the costs of such services designated by Landlord shall not exceed the costs of such services from competitive providers.

     C. To reasonably retain at all times and to use in appropriate instances keys to all doors within and into the Premises. No locks shall be changed without the prior written consent of Lessor and Lessee. This provision shall not apply to Lessee's safes, or other areas maintained by Lessee for the safety and security of monies, securities, negotiable instruments or like items or areas containing proprietary items or information.

     D. To temporarily, while making repairs, alterations, additions, or improvements, whether structural or otherwise, in and about EastPark One, or any part thereof, close doors, entryways, public spaces, and corridors in EastPark One and to interrupt or temporarily suspend services and facilities. Lessor shall use all reasonable efforts in its exercise of its rights under this Paragraph D to interfere as little as reasonably possible under the circumstances with Lessee's use of and operation in the Premises, but nothing herein shall require Lessor to perform any such work at other than normal business hours. All such work shall be performed by Lessor in a manner using reasonable effort to protect the safety of persons and property.

     E. To reasonably restrict or prohibit vending or dispensing machines of any kind in or about the Premises, provided, however, Lessee shall be allowed to use coffee machines, vending machines and microwave ovens (for heating as opposed to cooking) in the Premises.

     F. To reasonably approve the weight, size and location of safes and other heavy equipment and articles in and about the Premises and EastPark One and to require all such items to be moved into and out or EastPark One and the Premises only at such times and in such manner as Lessor shall direct in writing.

ARTICLE XVI. ALTERATIONS AND IMPROVEMENTS: Lessee shall not make any improvements, alterations, additions or installations in or to the Premises (hereinafter referred to as the "Work") without Lessor's prior written consent (which consent shall not unreasonably be withheld) except that Lessor's consent shall not be required for improvements, alterations, additions or installations costing less than $5,000.00 if such neither affect the structural aspects of the office nor change the electrical, plumbing, or mechanical systems of EastPark One and Tenant notifies Landlord of its plans. Along with any request for Lessor's consent, if required, and before commencement of the Work or delivery of any materials to be used in the Work to the Premises or into EastPark One, Lessee shall furnish Lessor with plans and specifications, names and addresses of contractors, copies of contracts, necessary permits and licenses, and an indemnification in such form and amount as may be reasonably satisfactory to Lessor. Lessee agrees to defend and hold Lessor forever harmless from any and all claims and liabilities of any kind and description, which may arise out of or be connected in any way with said improvements, alterations, additions or installations. All Work shall be done only by contractors or mechanics reasonably approved by Lessor and at such time and in such manner as Lessor may from time to time reasonably designate. Lessee shall pay the cost of all such improvements, alterations, additions or installations (including a reasonable charge for Lessor's services, if any, and for Lessor's inspection and engineering time), and also the cost of painting, restoring, or repairing the Premises and EastPark One occasioned by such improvements, alterations, additions or installations. Upon completion of the Work, Lessee shall furnish Lessor with contractor's affidavits and full and final waivers of liens, and receipted bills covering all labor and materials expended and used. The Work shall comply with all insurance requirements and all laws, ordinances, rules and regulations of all governmental authorities and shall be constructed in a good and workmanlike manner. Lessee shall permit Lessor to inspect construction operations in connection with the Work. As a condition to granting approval for any changes or alterations, Lessor may require Lessee to agree that Lessor, by written notice to Lessee, given at or prior to approval of Lessee's work under the Lease agreement, may require Lessee to remove any improvements, additions or installations installed by Lessee in the demised Premises, and repair and restore any damage caused by the installation and removal of such improvements, additions or installations; provided, however, the only improvements, additions or installations which Lessee shall remove shall be those specified in such notice. Lessor's failure to give such notice at the time of approval of the work shall be deemed to constitute Lessor's consent for such work to remain in place at termination of the Lease. At the time approval is requested or granted as to any specific change or alteration, Lessee shall request Lessor to designate which portion of such change or alteration shall be removed, repaired and restored at termination of this Lease and which portion may be surrendered at termination of this Lease without removal, repair and restoration and Lessor shall not be arbitrary or capricious in respect to any such designation.

ARTICLE XVII. WASTE AND REPAIRS: Lessee shall take good care of the Premises and shall not commit any nuisance or waste on the Premises or in, on, or about EastPark One, throw foreign substances in the plumbing facilities, or waste any of the utilities furnished by the Lessor. Anything in this Lease to the contrary notwithstanding, all uninsured damage or injury to the Premises, or to EastPark One caused by Lessee's gross misconduct in moving furniture, fixtures, equipment, devices or other property of Lessee, its agents, contractors, servants or employees, and due to gross carelessness, omission, neglect, improper conduct of Lessee, its servants, employees, agents, visitors, or licensees, shall be repaired, restored and replaced promptly by Lessee at its sole cost and expense to the reasonable satisfaction of Lessor. All repairs, restorations and replacements shall be in quality and class equal to the original work.

ARTICLE XVIII. LESSOR'S RIGHT OF ENTRY: Lessor or its employees, or agents, shall have the right to enter the Premises at any reasonable time or times for the purpose of inspection, cleaning, repairs, altering, or improving the same. Entry by Lessor or its agents, employees and service contractors shall be conducted so as to interfere as little as reasonably possible under the circumstances with Lessee's operations in the Premises; provided, however, nothing herein shall prevent Lessor from performing inspection, cleaning, maintenance and repair during normal business hours. Nothing in this Article shall imply any obligation on the part of Lessor for repairs or maintenance and Lessor's obligations therefor shall only be as expressly provided for in this Lease. Lessor shall use reasonable effort to comply with Lessee's reasonable security rules; provided, however, Lessor shall in no event be denied access into the Premises in the event of an emergency and Lessee warrants that its security rules shall in no event prevent access for routine cleaning and janitorial services unless Lessee shall waive its right to such services in any area to which access is prevented for performing such services in which event Lessee shall perform at Lessee's sole cost and expense all routine and necessary maintenance and repairs and provide janitorial services to such areas.

ARTICLE XIX. MAINTENANCE BY LESSOR: Lessor shall (subject to Article IV hereof) maintain and keep in good appearance and repair EastPark One including the Premises (except as expressly provided otherwise in this Lease) both exterior and interior, and all structural parts, fixtures, wiring, plumbing, heating and air conditioning components and systems, roof, walls, ceilings, and common areas of EastPark One, including the common parking lot and/or ramp, driveways, walkways and landscaping. Nothing herein shall require Lessor to repair, replace or maintain any of Lessee's property (including air conditioning and electrical systems owned by Lessee), or Lessee's trade fixtures, or any decorating items within the Premises, including but not limited to paint, wall covering, carpet, draperies and similar items, except as required hereunder. However, if through normal use and with reasonable care by Lessee such decorating items in the foyer areas shall deteriorate to a condition substandard for offices of similar quality, the Lessor shall repair or replace the same with items similar in quality to that repaired or replaced and the cost thereof shall be deemed an Operating Expense. Lessor shall use reasonable effort to exercise its rights under third party warranties if such third parties owe Lessor an obligation under such warranties to repair or maintain any part of EastPark One.

ARTICLE XX.  ENVIRONMENTAL ISSUES:

     A. During the term of this Lease, Lessee shall comply with all Environmental Laws and Environmental Permits (each as defined in Section D hereof) applicable to the operation or use of the Premises, shall cause all other persons occupying or using the Premises to comply with all such Environmental Laws and Environmental Permits, shall immediately pay all costs and expenses incurred by reason of such compliance, and shall obtain and renew all Environmental Permits required for operation or use of the Premises. Lessee shall not generate, use, treat, store, handle, release or dispose of, or permit the generation, use, treatment, storage, handling, release or disposal of Hazardous

          Materials (as defined in Section D of this Article XX) on the Premises, the Building or the Property by Lessee, its agents, employees, independent contractors, licensees or invitees, except for limited quantities used or stored at the Premises and required in connection with the routine operation and maintenance of the Premises, and then only in compliance with all applicable Environmental Laws and Environmental Permits. Except as otherwise required with respect to Lessee's obligation to comply with all Environmental Laws and Environmental Permits as set forth in the first sentence of this section A, Lessor shall comply with all Environmental Laws and Environmental Permits applicable to the operation or use of the Building, shall cause all other persons occupying or using the Building to comply with all such Environmental Laws and Environmental Permits, shall immediately pay all costs and expenses incurred by reason of such compliance, and shall obtain and renew all Environmental Permits required for operation or use of the Building. Lessor represents to Lessee that neither the Building nor the Property violates, or in the past has violated, any environmental laws.

     B. Lessee will as soon as practicable, based on their knowledge, advise Lessor in writing of any of the following: (1) the Lessee's receipt of written notice of any Environmental Claim (as defined in Section D hereof) against Lessee relating to the Premises, the Building or the Property; (2) any condition or occurrence on the Premises, the Building or the Property that (a) results in noncompliance by Lessee with any applicable Environmental Law, or (b) could reasonably be anticipated to form the basis of an Environmental Claim against Lessee and/or Lessor or the Premises and (3) the actual or anticipated taking of any removal or remedial action in response to the presence of any Hazardous Material on the Premises. All such notices shall describe in reasonable detail the nature of the claim, investigation, condition, occurrence or removal or remedial action and Lessee's response thereto. In addition, Lessee will provide Lessor with copies of all communications regarding the Premises with any person relating to Environmental Claims, and such detailed reports of any such Environmental Claim as may reasonably be requested by Lessor. At any time and from time to time during the term of this Lease, Lessor or its agents may perform an environmental inspection of the premises, and Lessee hereby grants to Lessor and its agents access to the Premises to undertake such an inspection following reasonable prior notice from Lessor except that no such notice shall be required in case of an emergency. Lessor agrees to advise Lessee of any Environmental Claim that affects Lessee's use of the Building or Premises.

     C. Each of Lessor and Lessee agrees to defend, indemnify and hold harmless the other (collectively, the "Indemnitees") from and against all obligations (including removal and remedial actions), losses, claims, suits, judgments, liabilities, penalties (including, by way of illustration and not by way of limitation, civil fines), damages, reasonable costs and expenses (including reasonable attorneys' and consultants' fees and expenses) of any kind or nature whatsoever that may at any time be incurred by, imposed on or asserted against such Indemnitees based on, or arising or resulting from (a) the presence of Hazardous Materials on the Premises, in the Building or on the Property which is caused or permitted by such party, its agents, employees, or independent contractors, and/or (b) any Environmental Claim relating in any way to such party's operation or use of the Premises, the Building or the Property. The provisions of this Section C shall survive the expiration or sooner termination of this Lease.

     D. (1) "Hazardous Materials" means (a) petroleum products, natural or synthetic gas asbestos in any form, urea formaldehyde foam insulation, and radon gas: (b) any substances defined as or included in the definition of "hazardous substances," "hazardous wastes," "hazardous materials," "extremely hazardous wastes," "restricted hazardous wastes," "toxic substances," "toxic pollutants," "contaminants" or "pollutants," or words of similar import, under any applicable Environmental Law; and (c) any other substance exposure which is regulated by any governmental authority; (2) "Environmental Law" means any federal, state or local statute, law, rule, regulation, ordinance, code, policy or rule of common law now or hereafter in effect and in each case as amended, and any judicial or administrative interpretation thereof, including any judicial or administrative order, consent, decree or judgment, relating to the environment, health, safety or Hazardous Materials; (3) "Environmental Claims" means any and all administrative regulatory or judicial actions, suits, demands, demand letters, claims, liens, notice of non-compliance or violation, investigations, proceedings, consent orders or consent agreements relating in any way to any Environmental Law or any Environmental Permit, including, without limitation (a) any and all Environmental Claims by governmental or regulatory authorities for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law and/or (b) any and all Environmental Claims by any third party seeking damages, or arising from alleged injury or threat of injury to health, safety or the environment; and (4) "Environmental Permits" means all permits, approvals, identification numbers, licenses and other authorizations required under any applicable Environmental Law.

ARTICLE XXI. ASSIGNMENT OR SUBLETTING: Lessee agrees to use and occupy the Premises throughout the entire term thereof for the purpose or purposes herein specified and for no other purpose, and not to transfer, pledge, mortgage, or assign this Lease or sublet said Premises, or any part thereof, whether by voluntary act, operation of law, or otherwise, without obtaining the prior written consent of Lessor in each instance. Lessee shall seek such written consent of Lessor by a written request therefor, setting forth such information as Lessor may reasonably deem necessary. Lessor agrees not to unreasonably withhold or unreasonably delay consent to an assignment of this Lease or a sublease of all or a part of the Premises. Consent by Lessor to any assignment of this Lease or to any subletting of the Premises shall not be a waiver of Lessor's right under this Article XXI as to any subsequent assignment or subletting. No such assignment or subleasing shall relieve Lessee from any of

Lessee's obligations in this Lease contained. Further, no assignment or sublease or other transfer of this Lease shall be effective unless the assignee, sub lessee or transferee shall at the time of such assignment, sublease or transfer, assume in writing for the benefit of Lessor, its successors or assigns, all of the terms, covenants and conditions of this Lease thereafter to be performed by Lessee. Lessor may make a reasonable charge to Lessee for any reasonable attorneys' fees or expenses incurred in review of any documentation, excluding, however, any in-house counsel fees of Lessor incident to such review.

     If the rent paid by any assignee or sub lessee under any such permitted assignment or sublease (or a combination of the rent payable under such assignment or sublease plus any bonus or any other consideration therefore or any payment, incident thereto) exceeds the Base Rent payable under the Lease for such space, Lessee shall pay to Lessor fifty percent (50%) of such excess rent and other excess consideration remaining after reimbursing Lessee for any transaction costs, including but not limited to construction costs, architectural fees, brokerage commissions and reasonable legal expenses, and on a monthly basis together with Lessee's payment of Base Rent.

     Anything herein to the contrary notwithstanding, Lessee may transfer, sublet or assign Lessee's interest in this Lease to an affiliate, subsidiary, or parent domestic U.S. corporation (partnership, limited liability company or other business entity) without Lessor's consent; provided, however, no such transfer, assignment or subletting shall release Lessee (or any prior assignor of Lessee's interest in this lease) from its obligations under this Lease, unless specified to the contrary in writing by Lessor, and nothing herein shall abrogate the requirement of the written assumption by such affiliate, subsidiary or successor in interest.

     Lessor's rights to assign this Lease are and shall remain unqualified; provided, however, that in no event shall any assignment by Lessor voluntarily or otherwise diminish or interfere with the right of Lessee to occupy the Premises and use EastPark One pursuant to this Lease so long as Lessee shall continue to fulfill its obligations hereunder.

ARTICLE XXII. DAMAGE BY FIRE OR OTHER CASUALTY: If fire or other casualty shall render the whole or any material portion of the Premises untenantable, and the Premises can reasonably be expected to be repairable within one hundred twenty
(120) days from the date of such event, then Lessor shall repair and restore the Premises and EastPark One to as near their condition prior to the fire or other casualty as is reasonably possible within such one hundred twenty (120) day period (subject to delays for causes beyond Lessor's reasonable control) and notify Lessee that it will be doing so, such notice to be mailed within thirty
(30) days from the date of such damage or destruction, and this Lease shall remain in full force and effect, but the rent for the period during which the Premises are untenantable shall be abated pro rata. If Lessor is required to repair EastPark One and/or the Premises, as aforesaid, said work shall be undertaken and prosecuted with all due diligence and speed.

     If fire or other casualty shall render the whole or any material part of the Premises untenantable and the Premises cannot reasonably be expected to be repairable within one hundred twenty (120) days from the date of such event, then either party, by notice in writing to the other mailed within thirty (30) days from the date of such damage or destruction, may terminate this Lease effective upon a date within thirty (30) days from the date of such notice.

     In the event that more than fifty percent (50%) of the value of EastPark One is damaged or destroyed by fire or other casualty, and irrespective of whether damage or destruction can be repaired within one hundred twenty (120) days thereafter, then at Lessor's option, by written notice to Lessee, mailed within forty-five (45) days from the date of such damage or destruction, Lessor may terminate this Lease effective upon a date within ninety (90) days from the date of such notice to Lessee.

     If fire or other casualty shall render the whole or any material part of the Premises untenantable and the Premises cannot reasonably be expected to be repairable within one hundred twenty (120) days from the date of such event and neither party hereto terminates this Lease pursuant to its rights herein or in the event that more than fifty percent (50%) or the value of EastPark One is damaged or destroyed by fire or other casualty, and Lessor does not terminate this Lease pursuant to its option granted herein, or in the event that fifty percent (50%) or less of the value of EastPark One is damaged or destroyed by fire or other casualty and neither the whole nor any material portion of the Premises is rendered untenantable, then Lessor shall repair and restore the Premises and EastPark One to as near their condition prior to the fire or other casualty as is reasonably possible with all due diligence and speed (subject to delays for causes beyond Lessor's reasonable control) and the rent for the period during which the Premises are untenantable shall be abated pro rata. In no event shall Lessor be obligated to repair or restore any special equipment or improvements installed by Lessee at Lessee's expense.

     In the event of a termination of this Lease pursuant to this Article, rent shall be apportioned on a per diem basis and paid to the date of the fire or other casualty.

ARTICLE XXIII. EMINENT DOMAIN: If the whole of or any substantial part of the Premises is taken by any public authority under the power of eminent domain, or taken in any manner for any public or quasi public use, so as to render (in Lessee's reasonable judgment) the remaining portion of the Premises unsuitable for the purposes intended hereunder, then the term of this Lease shall cease as of the day possession shall be taken by such public authority and Lessor shall make a pro rata refund of any prepaid rent. All damages awarded for such taking under the power of eminent domain or any like proceedings shall belong to and be the property of Lessor, Lessee hereby assigning to Lessor its interest, if any, in said award. In the event that fifty percent (50%) or more of the building area or fifty percent (50%) or more of the value of EastPark One is taken by public authority under the power of eminent domain, then, at Lessor's option, by written notice to Lessee, mailed within sixty (60) days from the date possession shall be taken by such public authority, Lessor may terminate this Lease effective upon a date within ninety (90) days from the date of such notice to Lessee. Further, if the whole of or any material part of the Premises is taken by public authority under the power of eminent domain, or taken in any manner for any public or quasi-public use, so as to render the remaining portion of the Premises unsuitable in Lessee's reasonable opinion, for the purposes intended hereunder, upon delivery of possession to the condemning authority pursuant to the proceedings, Lessee may, at its option, terminate this Lease as to the remainder of the Premises by written notice to Lessor, such notice to be given to Lessor within thirty (30) days after Lessee receives notice of the taking. Lessee shall not have the right to terminate this Lease pursuant to the preceding sentence unless (i) the business of Lessee conducted in the portion of the Premises taken cannot in Lessee's reasonable judgment be carried on with substantially the same utility and efficiency in the remainder of the Premises (or any substitute space securable by Lessee pursuant to clause (ii) hereof); and (ii) Lessee cannot secure substantially similar (in Lessee's reasonable judgment) alternate space upon the same terms and conditions as set forth in this Lease (including rental) from Lessor in EastPark One. Any notice of termination shall specify the date no more than sixty (60) days after the giving of such notice as the date for such termination.

     Anything in this Article XXIII to the contrary notwithstanding, Lessee shall have the right to prove in any condemnation proceedings and to receive an award which may be made for damages to or condemnation of Lessee's movable trade fixtures and equipment and for moving expenses; provided, however, Lessee shall in no event have any right to receive any award for its interest in this Lease Agreement or for loss of leasehold. Anything in this Article XXIII to the contrary notwithstanding, in the event of a partial condemnation of EastPark One or the Premises and this Lease is not terminated, Lessor shall, at its sole cost and expense, restore the Premises and EastPark One to a complete architectural unit, and the Base Rent provided for herein during the period from and after the date of delivery of possession pursuant to such proceedings to the termination of this Lease shall be reduced to a sum equal to the product of the Base Rent provided for herein multiplied by the actual number of square feet remaining in the premises.

ARTICLE XXIV. SURRENDER OF PREMISES: On the last day of the term of this Lease, or on the sooner termination thereof, Lessee shall peaceably surrender the Premises in good condition and repair (reasonable wear and tear, as well as fire and casualty damage, excepted).

     On or before the last day of the term of this Lease, or the date of sooner termination thereof, Lessee shall, at its sole cost and expense, remove all of its property and trade fixtures and equipment from the Premises, and all property not removed may at Lessor's option be deemed abandoned. Lessee hereby appoints Lessor its agent to remove all property of Lessee from the Premises upon termination of this Lease (if Lessee has failed to do so prior to termination) and to cause its transportation and storage for Lessee's benefit, all at the sole cost and risk of Lessee and Lessor shall not be liable for damage, theft, misappropriation or loss of and Lessor shall not be liable in any manner in respect thereto. Lessee shall pay all costs and expenses of such removal, transportation and storage.

     In the event Lessee fails to so remove all of its property, equipment, and trade fixtures, Lessee shall reimburse Lessor upon demand for any expenses incurred by Lessor with respect to removal, transportation or storage of abandoned property and with respect to restoring said Premises to good order, condition and repair. All alterations, additions and fixtures, other than Lessee's trade fixtures and equipment, which have been made or installed by either Lessor or Lessee upon the Premises, shall remain the property of Lessor and shall be surrendered with the Premises as a part thereof, subject to Article XVI hereof.

     If the Premises be not surrendered at the end of the term or sooner termination thereof, Lessee shall indemnify Lessor against loss or liability resulting from delay by Lessee in so surrendering the Premises, including, without limitation, claims made by any succeeding Lessees founded on such delay and any attorneys' fees resulting therefrom. Lessee shall promptly surrender all keys for the Premises to Lessor at the place then fixed for the payment of rent and shall inform Lessor of combinations on any vaults, locks and safes left on the Premises.

     In the event Lessee remains in possession of the Premises after expiration of this Lease, and without the execution of a new lease, but with Lessor's written consent, it shall be deemed to be occupying the Premises as a Lessee from month-to-month, subject to all the provisions, conditions and obligations of this Lease insofar as the same can be applicable to a month-to-month tenancy, except that the Base Rent shall be escalated to Lessor's then current rental rate schedule for prospective Lessees. In the event Lessee remains in possession of the Premises after expiration of this Lease and without the execution of a new lease and without Lessor's written consent, Lessee shall be deemed to be occupying the Premises without claim of right and Lessee shall pay Lessor for all costs arising out of loss or liability resulting from delay by Lessee in so surrendering the Premises as above provided and shall pay as a charge for each day of occupancy an amount equal to double the Base Rent and Additional Rent (on a daily basis) then currently being charged by Lessor on new leases in EastPark One for space similar to the Premises.

     Within that 30 days before Lessee's vacating the Premises, Lessor and Lessee will arrange a mutually agreeable time to make a joint inspection of the Premises for discovery of possible damages.

ARTICLE XXV. DEFAULT OF LESSEE: All rights and remedies of Lessor herein enumerated shall be cumulative and are not intended to be exclusive of any other remedies or means or redress to which Lessor may be lawfully entitled in case of any breach by Lessee of any provision of this Lease. The failure of Lessor to insist in any one or more cases upon the strict performance of any of the covenants of this Lease or to exercise any option herein contained shall not be construed as a waiver or relinquishment for the future of such covenant or option. A receipt by Lessor of rent with knowledge of the breach of any covenant hereof (other than breach of the obligation to pay the portion of such rent) shall not be deemed a waiver of such breach, and no waiver by Lessor of any provisions of this Lease shall be deemed to have been made unless expressed in writing and signed by Lessor. In addition to other remedies in this Lease provided, Lessor shall be entitled to the restraint by injunction of the violation or attempted or threatened violation of the covenants, conditions and provisions of this Lease. Lessor agrees to make commercially reasonable efforts to mitigate damages in the event of any default of Lessee.

     If, during the term of this Lease or any renewal term, (i) Lessee shall make an assignment for the benefit of creditors, or (ii) a voluntary petition be filed by Lessee under any law having for its purpose the adjudication of Lessee a bankrupt, or Lessee be adjudged a bankrupt pursuant to an involuntary petition in bankruptcy, or (iii) a receiver be appointed for the property of Lessee by reason of the insolvency of Lessee, or (iv) any department of the state or federal government, or any officer thereof, duly authorized, shall take possession of the business or property of Lessee by reason of the insolvency of Lessee, the occurrence of any of such contingencies shall be deemed a breach of this Lease and this Lease shall ipso facto upon the happening of any of said contingencies be terminated and the same shall expire as fully and completely as if the day fixed for the expiration of the initial term of this Lease or any renewal term, as the case may be, had occurred, and Lessee will then quit and surrender the Premises, but Lessee shall remain liable as hereinafter provided in Exhibit "F". If, during the initial term of this Lease or any renewal term,
(i) Lessee shall default in fulfilling any of the covenants, obligations, or agreements of this Lease (other than the covenants for the payment of rent payable by Lessee hereunder), or (ii) this Lease, without the prior written consent of Lessor or except as expressly permitted, shall be assigned, pledged, mortgaged, transferred, or sublet in any manner, Lessor may give Lessee notice of such default or the happening of any contingency in this paragraph referred to and, if at the expiration of thirty (30) days after service of such notice the default or contingency upon which said notice was based shall continue to exist, or in the event of a default or contingency which cannot with due diligence be cured within a period of thirty (30) days, if Lessee fails to proceed promptly after the service of said notice and with all due diligence to commence to cure the same and thereafter to prosecute the curing of such default with all due diligence (it being intended that in connection with a default not susceptible of being cured with diligence within thirty (30) days, the time within which Lessee is to cure the same shall be extended for such period as may be necessary to complete the same with all due diligence), Lessor, at its option, may terminate this Lease and upon such termination Lessee will quit and surrender the Premises to Lessor but Lessee shall remain liable as hereinafter provided.

     If Lessee defaults in any payment of the rent expressly reserved hereunder, or any part of the same and such default shall continue for nineteen (19) days after written notice thereof by Lessor, or if Lessee shall default in the payment of any item or any charge required to be paid by Lessee hereunder, or any part of the same and such default shall continue for nineteen (19) days after written notice thereof by Lessor, Lessor or Lessor's agent or servant may immediately or at any time thereafter terminate this Lease, and upon such termination for failure to pay such rent, item, or charge, or if this Lease shall terminate by reason of the insolvency of Lessee, as set forth above, Lessor or Lessor's agent or servant may re-enter the Premises and remove all persons and all or any property therefrom, either by summary dispossess proceedings, or by any suitable action or proceeding at law or in equity, without being liable to indictment, prosecution, or damage therefor and repossess and enjoy the Premises, together with all additions, alterations and improvements, without such re-entry and repossession working a forfeiture or waiver of the rents to be paid and the covenants to be performed by Lessee during the full term of this Lease.

     Upon termination of this Lease or expiration of Lessee's right to occupy the Premises by reason of the happening of any of the foregoing events, or in any other manner or circumstances whatsoever, whether with or without legal proceedings, by reason of or based upon or arising out of a default or breach of this Lease on the part of Lessee, Lessor may, at its option, at any time and from time-to-time relet the Premises or any part or parts thereof, for the account of Lessee or otherwise, and receive and collect the rent therefor, applying the same first to the payment or such expenses as Lessor may have incurred in recovering possession of the Premises, including the attorney's fees and expenses for putting the same into good order and condition or preparing or altering the same for re-rental to the extent Lessor deems necessary or desirable and all other expenses, commissions and charges paid, assumed or incurred by Lessor in or about reletting the Premises and then to the fulfillment of the covenants of Lessee hereunder. Any such reletting herein provided for may be for the remainder of the initial term or any renewal term of this Lease, as originally granted, or for a longer or shorter period; Lessor shall have the right to change the character and use made of the Premises, and Lessor shall not be required to accept any substitute tenant offered by Lessee or to observe any instructions given by Lessee about reletting. In any such case, and whether or not the Premises or any part thereof be relet, Lessee shall pay to Lessor the Base Rent and all Additional Rent and other charges required to be paid by Lessee up to the later of the time of such termination of the Lease or of such recovery of possession of the Premises by Lessor, as the case may be, and thereafter, except in a case in which liability of Lessee as hereinafter provided, arises by reason of the happening of the insolvency of Lessee, Lessee covenants and agrees, if required by Lessor, to pay to Lessor until the end of the then current term of this Lease the equivalent of the amount of all rent reserved hereunder, and all other charges required to be paid by Lessee, less the net proceeds of reletting, if any, and all other charges required to be paid by Lessee, less the net proceeds of reletting, if any, or the rent that would have been paid by a bona fide substitute tenant offered by the Lessee and approved by Lessor which approval will not unreasonably be denied up to the limits specified in Exhibit "F". Lessor shall have the election in place of and instead of holding Lessee so liable forthwith to recover against Lessee as damages for loss of the bargain and not as a penalty, an aggregate sum which at the time of such termination of this Lease or of such recovery of possession of the Premises by Lessor, as the case may be, represents the then present worth of the excess, if any, of the aggregate of the rent and all other charges payable by Lessee hereunder that would have accrued for the balance of the initial term, and/or any renewal term, as the case may be, over the present value of the fair market rents for the Premises for the balance of such term.

     If this Lease shall terminate by reason of the bankruptcy or insolvency of Lessee, as above set forth, Lessor shall be entitled, notwithstanding any other provisions of this Lease or any present or future law, to recover from Lessee or Lessee's estate (in lieu of the equivalent of the amount of all rent unpaid at the time of such termination) as damages for loss of the bargain, and not as a penalty, an aggregate sum which, at the time of such termination of this Lease, represents the excess, if any, of the then present worth of the aggregate of the rent and other charges payable by Lessee hereunder that would have accrued for the balance of the initial term and/or any renewal term, if renewal had previously been elected, as the case may be, over the then present value of the aggregate fair market rents for the Premises for the balance of the initial term and/or any renewal term, as the case may be, unless any statute or rule of law governing the proceedings in which such damages are to be proved shall limit the amount of such claim capable of being so proved. In such case, Lessor shall be entitled to prove, as and for liquidated damages, by reason of such breach and termination of this Lease, the maximum amount, which may be allowed by or under such statute or rule of law. Nothing herein contained shall limit or prejudice Lessor's right to prove and obtain as liquidated damages by reason out of such breach or termination the maximum amount allowed by any such statute or rule of law which may govern the proceedings in which such damages are to be proved whether or not such amount be greater, equal to, or less than the amount of the excess of the then present value of the rent and other charges received herein over the then present value of the fair market rents referred to above less proceeds to Lessor from reletting and Lessee's obligation shall not exceed the limits established in Exhibit "F".

     Anything in this Article XXV to the contrary notwithstanding, in the event Lessor terminates this Lease or is entitled to possession of the Premises after surrender thereof by Lessee by reason of default by Lessee, Lessor shall use reasonable efforts under the circumstances to relet the space; provided, however, Lessor may lease or refrain from leasing, as Lessor deems appropriate, using the same standards as Lessor would normally use when leasing similar space (assuming Lessor had all ownership and financial risk as to such similar space).

     Event of Bankruptcy. In addition to, and in no way limiting the other remedies set forth herein, Lessor and Lessee agree that if Lessee ever becomes the subject of a voluntary or involuntary bankruptcy, reorganization, composition, or other similar type proceeding under the federal bankruptcy laws, as now enacted or hereinafter amended, then:

     A. "Adequate protection" of Lessor's interest in the Premises pursuant to the provisions of Section 361 and 363 (or their successor sections) of the Bankruptcy Code, 11 U.S.C. Section 101 et seq., (such Bankruptcy Code as amended from time to time being herein referred to as the "Bankruptcy Code"), prior to assumption and/or assignment of the Lease by Lessee shall include, but not be limited to all (or any part) of the following:

          1. The continued payment by Lessee of the Base Rental and all other Rent due and owing hereunder and the performance of all other covenants and obligations hereunder by Lessee.

          2. The hiring of security guards to protect the Premises if Lessee abandons and/or ceases operations; such obligation of Lessee only to be effective so long as Lessee remains in possession and control of the Premises to the exclusion of Lessor.

          3. The furnishing of an additional/new security deposit by Lessee in the amount of three (3) times the then-current monthly Base Rental.

     B. "Adequate assurance of future performance" by Lessee and/or any assignee of Lessee pursuant to Bankruptcy Code Section 365 will include (but not be limited to) payment of an additional/new Security Deposit in the amount of three (3) times the then-current Base Rental payable hereunder.

     C. Any person or entity to which this Lease is assigned pursuant to the provisions of the Bankruptcy Code, shall be deemed without further act or deed to have assumed all of the obligations of Lessee arising under this lease on and after the effective date of such assignment. Any such assignee shall, upon demand by Lessor, execute and deliver to Lessor an instrument confirming such assumption of liability.

     D. Notwithstanding anything in this Lease to the contrary, all amounts payable by Lessee to or on behalf of the Lessor under this Lease, whether or not expressly denominated as "Rent", shall constitute "rent" for the purpose of Section 502(b)(6) of the Bankruptcy Code.

     E. If this Lease is assigned to any person or entity pursuant to the provisions of the Bankruptcy Code, any and all monies or other considerations payable or otherwise to be delivered to Lessor (including Base Rentals and other Rent hereunder), shall be and remain the exclusive property of Lessor and shall not constitute property of Lessee or of the bankruptcy estate of Lessee. Any and all monies or other considerations constituting Lessor's property under the preceding sentence not paid or delivered to Lessor shall be held in trust by Lessee or Lessee's bankruptcy estate for the benefit of Lessor and shall be promptly paid to or turned over to Lessor.

     F. If Lessee assumes this Lease and proposes to assign the same pursuant to the provisions of the Bankruptcy Code to any person or entity who shall have made a bona fide offer to accept an assignment of this Lease on terms acceptable to the Lessee, then notice of such proposed offer/assignment, setting forth 1. the name and address of such person or entity, 2. all of the terms and conditions of such offer, and 3. the adequate assurance to be provided Lessor to assure such person's or entity's future performance under the Lease, shall be given to Lessor by Lessee no later than twenty (20) days after receipt by Lessee, but in any event no later than ten (10) days prior to the date that Lessee shall make application to a court of competent jurisdiction for authority and approval to enter into such assumption and assignment, and Lessor shall thereupon have the prior right and option, to be exercised by notice to Lessee given at any time prior to the effective date of such proposed assignment, to accept an assignment of this Lease upon the same terms and conditions and for the same consideration, if any, as the bona fide offer made by such persons or entity, less any brokerage commission which may be payable out of the consideration to be paid by such person for the assignment of this Lease.

     G. To the extent permitted by law, Lessor and Lessee agree that this Lease is a contract under which applicable law excuses Lessor from accepting performance from (or rendering performance to) any person or entity other than Lessee within the meaning of Sections 365(c) and 365(e)(2) of the Bankruptcy Code.

ARTICLE XXVI. SUBORDINATION: This Lease shall be subject and subordinate to any mortgage, deed of trust or ground lease now or hereafter placed upon the Premises, EastPark One, the Property, or any portion thereof by Lessor, its successors or assigns, and to amendments, replacements, renewals and extensions thereof. Lessee agrees at any time hereafter, upon demand, to execute and deliver any instruments, releases, or other documents that may be reasonably required for the purpose of subjecting and subordinating this Lease, as above provided, to the lien of any such mortgage, deed of trust or ground lease, provided that such instruments, releases or other documents (including any attornment agreement) are commercially reasonable, consistent with the terms of this Lease (financial and otherwise) and do not seek to expand the obligations of Lessee under this Lease. It is agreed, nevertheless, that as long as Lessee is not in default in the payment of Base Rent, Additional Rent, and the payment of other charges to be paid by Lessee under this Lease, and the performance of all covenants, agreements and conditions to be performed by Lessee under this Lease, then neither Lessee's right to quiet enjoyment under this Lease, nor the right of Lessee to continue to occupy the Premises and to conduct its business thereon, in accordance with the terms of this Lease as against any lessor, lessee, mortgagee, trustee, or their successors or assigns shall be interfered with.

     The above subordination and non-disturbance shall be effective without the necessity of the execution and delivery of any further instruments on the part of Lessee or Lessor to effectuate such subordination and non-disturbance. Notwithstanding anything hereinabove contained in this Article XXVI, in the event the holder of any mortgage, deed of trust or ground lease shall at any time elect to have this Lease constitute a prior and superior lien to its mortgage, deed of trust or ground lease, then, and in such event, upon any such holder or Lessor notifying Lessee to that effect in writing, this Lease shall be deemed prior and superior in lien to such mortgage, deed of trust, ground lease, whether this Lease is dated prior to or subsequent to the date of such mortgage, deed of trust or ground lease and Lessee shall execute such attornment agreement as may be reasonably requested by said holder.

ARTICLE XXVII.  MISCELLANEOUS:

     A. Lessee agrees from time to time (in connection with any actual or proposed sale, lease, financing, or similar transaction in respect to EastPark One) upon not less than twenty-four (24) days prior written request by Lessor to deliver to Lessor a statement in writing certifying (i) this Lease is unmodified and in full force and effect (or if there have been modifications that the Lease as modified is in full force and effect and stating the modifications); (ii) the dates to which the rent and other charges have been paid; (iii) Lessor is not in default in any provision of this Lease or, if in default, the nature thereof specified in detail; (iv) the amount of monthly rental currently payable by Lessee; (v) the amount of any prepaid rent, and
          (vi) such other matters as may be reasonably requested by Lessor or any mortgagee or prospective purchaser of EastPark One.

     B. All notices, demands and requests shall be in writing, and shall, in addition to the delivery methods specified below, be telecopied to the party addressed, and otherwise all such notices shall be effectively served in any of the following manners:

          (i)  If addressed to Lessee:

               By forwarding such notice, demand or request by certified or registered mail, postage prepaid, or by overnight courier service, addressed to Lessee at:

                    Don Megrath, Sr. Vice President
                    Integrated Information Systems
                    1480 South Hohkam Drive
                    Tempe, AZ 85281

               with a copy to Lessee at:

                    Integrated Information Systems
                    4600 American Parkway, Suite 200
                    Madison, WI 53718

               or at such other address or addresses as Lessee may hereafter designate by written notice to Lessee, in which case said notice shall be effective at the time of receipt such notice.

          (ii) If addressed to Lessor:

               By forwarding such notice, demand or request by certified or registered mail, postage prepaid, or by overnight courier service, addressed to Lessor at:

                    American Family Mutual Insurance Company
                    6000 American Parkway
                    Madison, Wisconsin  53783-0001
                    Attn:  Investment Division  Q21G

               or at such other address or addresses as Lessor may hereafter designate by written notice to Lessee, in which case said notice shall be effective at the time of receipt such notice.

     C. All rights and remedies of Lessor under this Lease or that may be provided by law may be executed by Lessor in its own name, individually, or in the name of its agent, and all legal proceedings for the enforcement of any such rights or remedies, including those set forth in Article XXV, may be commenced and prosecuted to final judgment and execution by Lessor in its own name or in the name of its agent. Lessee shall give Lessor notice of any act of Lessor which Lessee deems to be a breach of this Lease within a reasonable time after discovery of such breach.

     D. Lessor covenants and agrees that Lessee, upon paying the Base Rent, Additional Rent and other charges herein provided for and observing and keeping the covenants, agreements and conditions of this Lease on its part to be kept and performed, shall lawfully and quietly hold, occupy and enjoy the Premises during the term of this Lease, and Lessor shall defend such right.

     E. The covenants and agreements herein contained shall bind and inure to the benefit of the Lessor, its successors and assigns, and Lessee and its permitted successors and assigns.

     F. If any term or provision or this Lease shall to any extent be held invalid or unenforceable, the remaining terms and provisions of this Lease shall not be affected thereby, but each term and provision of this Lease shall be valid and enforced to the fullest extent permitted by law. This Lease shall be construed and enforced in accordance with the laws of the state in which the Premises are located.

     G. Lessee covenants not to do or suffer any waste or damage or disfigurement or injury to the Premises or EastPark One.

     H. The term "Lessor" as used in this Lease so far as covenants or obligations on the part of Lessor are concerned shall be limited to mean and include only the owner or owners of EastPark One at the time in question, and in the event of any transfer or transfers or conveyances the then grantor shall be automatically freed and released from and after the date of such transfer or conveyance of all personal liability as respects the performance of any covenant or obligation on the part of Lessor contained in this Lease thereafter accruing, it being intended hereby that the covenants and obligations contained in this Lease on the part of Lessor shall be binding on the Lessor, its successors and assigns, only during and in respect to their respective successive periods of ownership. However, any accrued right of the Lessee shall survive and be enforceable against the Lessor despite any transfer or conveyance.

          In the event of a sale or conveyance by Lessor of EastPark One, the same shall operate to release Lessor from any future liability upon any of the covenants or conditions herein contained and in such event Lessee agrees to look solely to the responsibility of the successor in interest of Lessor in and to this Lease. This Lease shall not be affected by any such sale or conveyance, and Lessee agrees to attorn to the purchaser or grantee, so long as Lessee's possession of the Premises is not disturbed.

     I. The marginal or topical headings of the several Articles are for convenience only and do not define, limit or construe the contents of said Articles.

     J. All preliminary negotiations are merged into and incorporated in this Lease.

     K. This Lease can only be modified or amended by an agreement in writing signed by the parties hereto. No receipt of money by Lessor from Lessee or any other person after termination of this Lease or after the service of any notice or after the commencement of any suit, or after final judgment for possession of the Premises shall reinstate, continue or extend the term of this Lease or affect any such notice, demand or suit, or imply consent for any action for which Lessor's consent is required, unless specifically agreed to in writing by Lessor.

     L. Lessee shall permit Lessor (or its designees) to erect, use, maintain, replace and repair pipes, cables, conduits, plumbing, vents, and telephone, electric and other wires or other items, in, to and through the premises, but only above the ceiling, behind wall surfaces and below floor surfaces, as and to the extent that Lessor may now or hereafter deem necessary or appropriate for the proper operation and maintenance of EastPark One, provided that such installations (after being made) shall not materially adversely affect the usefulness of the Premises to Lessee and that the installation shall not, while in process, materially adversely affect Lessor's operations. Lessor's rights herein shall be subject to the provisions of Article XVIII hereof.

     M. The submission of this document for examination does not constitute an offer to lease, or a reservation of, or option for, the Premises. This document becomes effective and binding only upon the execution and delivery hereof by the proper officers of Lessor and by Lessee. Lessee confirms that Lessor and its agents have made no representations or promises with respect to the Premises or the making of or entry into this Lease except as in this Lease expressly set forth, and agrees that no claim or liability shall be asserted by Lessee against Lessor for, any Lessor shall not be liable by reason of, breach of any representations or promises not expressly stated in this Lease. This Lease, except for the Building Rules and Regulations, in respect to which Subparagraph (N) of this Article shall prevail, can be modified or altered only by agreement in writing between Lessor and Lessee, and no act or omission of any employee or agent of Lessor shall alter, change or modify any of the provisions hereof.

     N. Lessee shall perform, observe and comply with the Building Rules and Regulations of EastPark One as set forth in Exhibit E hereto, with respect to the safety, care and cleanliness of the

          Premises and EastPark One, and the preservation of good order thereon, and, upon written notice thereof to Lessee, Lessee shall perform, observe, and comply with any reasonable changes (which without limitation shall not include changes which would significantly increase Lessee's costs), amendments or additions thereto as from time to time shall be established and deemed advisable by Lessor for tenants of EastPark One. Lessor shall not be liable to Lessee for any failure of any other tenant or tenants of EastPark One to comply with such Building Rules and Regulations.

     O. All rights and occupancy of Lessee herein shall be subject to all governmental laws, ordinances and regulations, and Lessee shall comply with the same to the extent such laws, ordinances and regulations arise out of Lessee's use of the Premises.

     P. All obligations of Lessee or Lessor hereunder not fully performed as of the expiration or earlier termination of the term of this Lease shall survive the expiration or earlier termination of the term hereof, including, without limitation, all payment obligations with respect to Operating Expenses and Real Estate Taxes and all obligations concerning the condition of the Premises.

     Q. Furthermore, Lessee agrees to look solely to Lessor's interest in EastPark One for the recovery of any judgment from Lessor, it being agreed that Lessor, or if Lessor is a partnership, its partners whether general or limited, or if Lessor is a corporation, its directors, officers and shareholders, shall never be personally liable for any such judgment. Likewise, Lessor agrees as to the Lessee, if Lessee is a partnership, its partners whether general or limited, or if Lessee is a corporation, its directors, officers and shareholders shall never be personally liable for any such judgment against Lessee arising out of this Lease Agreement.

     R. Lessee shall furnish to Lessor promptly upon demand, appropriate documentation reasonably requested by Lessor evidencing the authorization of Lessee to enter into this Lease.

     S. This Lease shall not be deemed or construed to create or establish any relationship or partnership or joint venture or similar relationship or arrangement between Lessor and Lessee hereunder.

     T. Lessee shall have a recurring right of first refusal for any vacant space on the second floor of said building. Upon availability of space, Lessor shall notify Lessee in writing. Lessee has five (5) business days to respond. The Lease Rate for this space shall be the same as the Lease Rate Lessee is paying at the time of expansion. The Leasehold Improvement allowance for this space shall be eleven dollars ($11.00) per square foot.

     U. Lessor shall abate three (3) months Base Rental beginning on the Commencement Date designated in Article III above.

     V. Lessee shall have an option to renew for three (3) one-year (1) renewal terms with six month prior written notice to Lessor. Renewal Rental shall be the Base Rental then in effect plus two percent (2%). Lessor shall provide $3.00 per square foot at the conclusion of the initial term for carpet, repair and minor modifications for the first renewal term.

     W. Provided that, at the time of exercise of the Early Termination Option herein provided, this lease is in effect and no event of default under this lease then exists, and subject to and in accordance with the terms and provisions set forth below, Lessee shall have the option (the "Early Termination Option") to accelerate the expiration date of the lease term as defined in this lease to the last day of the first year of the lease term and each month thereafter, with one hundred eighty (180) days prior written notice and payment of an "Early Termination Fee" subject to the following:

               (a) No part of the premises is sublet for a term extending beyond the early Termination date;

               (b) The Lease has not been assigned by Lessee to an unrelated third Party; and

               (c) If Lessee executes its Early Termination Option, Lessee shall pay to the Lessor an early termination fee as calculated on the attached Exhibit "F", Termination Fee Calculation for each month of the lease after the first year. The termination fee on Exhibit "F" is based on the initial rentable area's unamortized balance of a total cost of $179,515 for 7,082 square feet at the end of each month following the end of the first year for the lease term and is in consideration of the early termination date for the Premises and not as a penalty. If additional space is leased during the initial term, pursuant to this Lease by Lessee, any Leasehold improvement cost, commissions, space planning and concessions expenses for this expansion space shall be included within the Total Cost shown on Exhibit "F" and amortized, with interest, over the remaining term to calculate the revised Termination Fee to include the expansion space.

               (d) If Lessee exercises its option, Lessee shall remain liable for all Base Rent, Additional Rental and other sums due under this Lease up to and including the early termination date, even though billings for such may occur subsequent to this date.

ARTICLE XXVIII. LESSOR'S PERSONAL PROPERTY TAXES: Lessee shall pay all personal property taxes levied against all equipment and personal properties owned by Lessee or placed by Lessee, its agents or employees on the Premises or in EastPark One during the term hereof.

     Lessee shall pay, prior to delinquency, all personal property taxes assessed or levied upon the trade fixtures, furnishings, equipment and all other personal property of Lessee located in the Premises, and when possible, Lessee shall cause such trade fixtures, furnishings, equipment and other personal property to be assessed and billed separately from the property of Lessor. In the event any or all of Lessee's trade fixtures, furnishings, equipment or other personal property, or Lessee's occupancy of the Premises, shall be assessed and taxed with the property of Lessor, Lessee shall pay to Lessor its share of such taxes within thirty (30) days after delivery to Lessee by Lessor of a statement in writing setting forth the amount of such taxes applicable to Lessee's personal property. Upon Lessor notice of assessment, Lessor shall provide Lessee with full access to the appeal procedure provided Lessor.

ARTICLE XXIX.  STORAGE SPACE:  Intentionally Deleted.

ARTICLE XXX. LESSEE IDENTIFICATION: Lessee shall be provided a listing on the building directory and the outside monument sign at Lessor's expense.

ARTICLE XXXI. PARKING RIGHTS OF LESSEE: Lessee shall have the right in common with other tenants to have the use for its employees and invitees of the 287 parking spaces common parking facilities (exclusive of "handicapped" stalls which shall be open for all those legally permitted to use same) at EastPark One, such use to be in common with the other tenants in EastPark One. Lessor reserves the right to designate areas of the appurtenant common parking facilities where Lessee, its agents, employees and invitees shall park and may exclude Lessee, its agents, employees and invitees from parking in other areas as designated by Lessor; provided, however, Lessor shall not be liable to Lessee for the failure of any tenant, its invitees, employees, agents and customers to abide by Lessor's designations or restrictions. Lessor shall have the right to designate and Lessee shall thereupon have the right to use that portion of the 287 common parking spaces as the exclusive parking spaces to be used by Lessee, its agents, employees and invitees equal to a ratio of 4.0 spaces for every full 1,000 square feet of rentable office area in EastPark One. Such percentage is hereinafter called "Lessee's Percentage". At any time that other tenants in the building, their employees and invitees are consistently using more than the number of stalls remaining after deduction from the total number of common parking stalls of the number of stalls Lessor has the right to designate (which as of the date hereof is 4.0/1,000 parking spaces) Lessor will, within a reasonable time, establish a method of control of the parking facilities reasonably acceptable to Lessee or reasonably designate parking spaces for Lessee's exclusive use pursuant to the provisions hereof. Lessee, its agents, employees and invitees shall not use more (in absolute numbers) of the common parking facilities at EastPark One than Lessee could use if Lessor made the designations permitted herein. Anything in this Lease to the contrary notwithstanding, all costs and expenses of such special parking control, signs in connection therewith, and costs of any enforcement shall be an Operating Expense pursuant to the provisions of Article IV hereof. Lessee shall pay all reasonable costs and expenses in connection with signs or traffic control devices for Lessee's exclusively designated parking area, if approved in writing by Lessee. Lessor warrants to Lessee that parking currently complies with all zoning requirements and Lessor is not aware of any proposed zoning changes which would affect parking.

ARTICLE XXXII. ATTORNEY FEES: If either party shall bring suit against the other to enforce the terms of this Lease, the losing party shall pay to the prevailing party the prevailing party's reasonable costs and expenses, including reasonable attorney's fees.

     IN WITNESS WHEREOF, the parties hereto have executed this Office Lease as of the day and year first above written.

LESSEE:                                           LESSOR:

INTEGRATED INFORMATION                            AMERICAN FAMILY MUTUAL
SYSTEMS                                           INSURANCE COMPANY, a Wisconsin
                                                  insurance corporation

By: /s/ Jim Garvey                                By: /s/ Thomas S. King
    Jim Garvey                                        Thomas S. King
Its: Chief Executive Officer                      Its: Vice President